CANCELLATION OF PROMISSORY NOTE

July 10, 2014,

The note due to Wall-Street.com LLC dated March 4, 2014, as was filed in the preceding 8K is hereby by cancelled and accepted by Wall-Street.com LLC. An agreement has been reached with wall-street.com LLC and the majority shareholders, and the board of directors of Wall Street Media Co, Inc. to cancel the debt without further obligation. Any claims to the domain will be released free and clear of any and all liens or encumbrances. No penalties were assessed, and no issues of ownership remain. The corporation is hereby relieved of the debt, and the forgiveness of the promissory note.

Wall-Street.com LLC

By	Jerrold Burden/